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            PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3)

                                         Filed under Rule 424(c) of Regulation C
                                                      SEC File Number: 333-12839

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 1, 1998)

                               1,271,949 SHARES OF
                             MTR GAMING GROUP, INC.
                                  COMMON STOCK

         The information in this Prospectus Supplement concerning the Plan of Distribution supplements the statements set forth under the caption "Plan of Distribution" in the Prospectus. Capitalized items used and not defined herein shall have the meaning given to them in the Prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented by adding the following paragraph:

         As a result of transactions affected by the Selling Securityholders prior to the date of this Supplemental Prospectus, the following table is added:

         As of November 5, 2001:

                                                                                              NUMBER OF SHARES
                                                                                                 TO BE OWNED
                                              NUMBER OF SHARES          NUMBER OF            BENEFICIALLY AFTER
           SELLING STOCKHOLDER               BENEFICIALLY OWNED       SHARES OFFERED       COMPLETION OF OFFERING
           -------------------               ------------------       --------------       ----------------------
Madeleine LLC                                   1,607,813(1)            689,734(2)                918,079
Bridge Capital, L.L.C.                                  0(3)                  0(3)                      0(3)
Brownstone Holdings, L.L.C.                       852,840(4)            302,304                   550,536
Capital One, Inc.                                 598,937(5)            279,911                   306,026
Richard Wolfen                                          0(6)                  0                         0
Total                                           3,059,590             1,271,949                 1,774,641

--------------------
(1) Includes 689,734 shares currently outstanding and 918,079 shares issuable upon the exercise of warrants exercisable within 60 days held by Madeleine LLC subject to certain restrictions.
(2)      Represents 689,734 shares currently outstanding.
(3)      All shares were sold prior to the date of this Prospectus Supplement.
(4)      Represents 852,840 shares currently outstanding.
(5)      Represents 585,937 shares currently outstanding.
(6)      All shares were sold prior to the date of this Prospectus Supplement.


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                              PLAN OF DISTRIBUTION

         The information set forth under the caption "Plan of Distribution" in the Prospectus is supplemented by adding the following paragraph:

         In addition, the shares of Common Stock currently outstanding and the shares of Common Stock issuable or issued upon exercise of the Warrants may be sold or otherwise disposed of pursuant to the settlement of short sale transactions, including the delivery of such shares to close out short positions.

         The date of this Prospectus Supplement is November 9, 2001.